EXHIBIT 99.1

NEWS RELEASE

Friday, November 10, 2006

FOR IMMEDIATE RELEASE

PETRO STOPPING CENTERS ANNOUNCES THIRD QUARTER RESULTS AND CONFERENCE CALL

EL PASO, Texas, November 10, 2006 — Petro Stopping Centers, L.P. today announced its operating results for the third quarter ended September 30, 2006.

FINANCIAL HIGHLIGHTS

Net revenue for the third quarter 2006 of $571.7 million was $62.6 million, or 12.3%, higher than the same period in 2005. The increase in revenue was driven primarily by a 12.5% increase in the average retail selling price per fuel gallon, improved non-fuel sales, and the addition of new sites. Compared to the same period last year, EBITDA increased 12.9% to $21.3 million. Net income of $10.9 million was $2.3 million over the same period in 2005. No provision for federal income taxes is reflected in the Company’s consolidated financial statements because of its organization as a partnership.

ANALYST CONFERENCE CALL

Jim Cardwell, President and Chief Operating Officer, and Edward Escudero, Chief Financial Officer and Secretary, will host a conference call on Monday, November 13, 2006 at 2:30 p.m. eastern time to discuss earnings results. The phone number to access the conference call is 1-800-230-1092.

ABOUT PETRO

Petro Stopping Centers, L.P. is a leading owner and operator of large, multi-service truck stops. Since opening the first Petro Stopping Center in 1975, the nationwide network has grown to 66 facilities located in 32 states. Of these locations, 43 are company-operated facilities and 23 are franchised facilities. Petro Stopping Centers are situated at convenient locations with easy highway access and target the unique needs of professional truck drivers. Petro offers a broad range of products, services, and amenities, including diesel fuel, gasoline, home-style Iron Skillet® restaurants, Petro:Lube® truck service centers, and travel and convenience stores.

FORWARD-LOOKING STATEMENTS

All statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and inherently involve certain risks, uncertainties and assumptions that are difficult to predict. These statements are based on the Company’s estimates. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Petro Stopping Centers, L.P. assumes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.

NON-GAAP MEASURES

EBITDA is a non-GAAP measure that represents net income before interest expense, depreciation and amortization, equity in income of affiliates, and interest income. We regularly utilize EBITDA because we believe this measure is recognized as a supplemental measurement tool widely used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt, and its capacity for making capital expenditures. We also use EBITDA, in addition to operating income and cash flows from operating activities, to assess our performance relative to our performance in prior periods.

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as a measure under generally accepted accounting principles. EBITDA and the associated period-to-period trends should not be considered in isolation, and may differ in method of calculation from similarly titled measures used by other companies. We believe that it is important for investors to have the opportunity to evaluate us using all of these measures.

# # #

FOR ADDITIONAL INFORMATION CONTACT

Mr. Edward Escudero

Chief Financial Officer and Secretary

(915) 779-4711

www.petrotruckstops.com

PETRO STOPPING CENTERS, L.P.

UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(in thousands)

	Three Months Ended September 30,
	2005	2006
Net revenues:
Fuel (including motor fuel taxes)	$431,357	$489,333
Non-fuel	77,711	82,372

Total net revenues	509,068	571,705

Costs and expenses:
Cost of sales
Fuel (including motor fuel taxes)	410,388	466,234
Non-fuel	31,765	33,963
Operating expenses	41,749	44,025
General and administrative	6,261	6,150
Depreciation and amortization	4,239	4,557
Loss on disposition of fixed assets	15	7

Total costs and expenses	494,417	554,936

Operating income	14,651	16,769

Equity in income of affiliate	320	540
Interest income	66	256
Interest expense	(6,440)	(6,664)

Net income	$8,597	$10,901

RECONCILIATION OF NET INCOME TO EBITDA

(in thousands)

	Three Months Ended September 30,
	2005	2006
Net income	$8,597	$10,901
Add:
Interest expense	6,440	6,664
Depreciation and amortization	4,239	4,557
Less:
Equity in income of affiliate	(320)	(540)
Interest income	(66)	(256)

EBITDA	$18,890	$21,326